Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ICF Incorporated, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	450,000	$125.215	$56,346,750	.0001102	$6,209.41
Total Offering Amounts					$56,346,750		$6,209.41
Total Fee Offsets							$0.00
Net Fee Due							$6,209.41

1 This Registration Statement registers the issuance of 450,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of ICF International, Inc. (“ICF” or the “Registrant”), which may be issued pursuant to the terms and conditions of the Amended and Restated ICF International, Inc. 2018 Omnibus Incentive Plan, approved by shareholders and amended effective June 1, 2023 (the “2018 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminable number of shares of ICF’s Common Stock that becomes issuable under the 2018 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

2 Estimated solely for the purpose of calculating the aggregate offering price and the registration fee computed in accordance with Securities Act Rule 457(c) and 457(h), based on the average of the high ($126.69) and low ($123.74) prices per share for the Registrant’s Common Stock on June 16, 2023, as reported on The Nasdaq Global Select Market.